                                                                    EXHIBIT 99.1


            IDEX CORPORATION REPORTS IMPROVED THIRD QUARTER RESULTS; FIFTH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR EARNINGS GROWTH

NORTHBROOK, IL, OCTOBER 16 - IDEX CORPORATION (NYSE: IEX) today reported that orders, sales and earnings for the three months ended September 30, 2003, improved from the same quarter of last year, and, as expected, were below this year's second quarter levels primarily due to seasonal factors. Compared to last year's third quarter, orders increased 3 percent, sales were up 4 percent and diluted earnings per share rose 9 percent. Diluted earnings per share for the quarter were 49 cents versus 45 cents in the year-ago period. For the first nine months of 2003, orders and sales increased 8 percent, while diluted earnings per share rose 7 percent to $1.39 from $1.30 a year earlier.

THIRD QUARTER HIGHLIGHTS

o Orders of $193.7 million rose 3 percent; base business orders, excluding currency translation, virtually unchanged.

o Sales of $197.3 million increased 4 percent, reflecting almost 4 percent growth from favorable foreign currency translation, a slight increase in base business activity, and no net change due to acquisitions.

o Gross margins improved 0.7 of a percentage point to 38.6 percent of sales while operating margins, at 14.7 percent, were 0.5 of a percentage point higher than last year.

o        Net income at $16.5 million increased 12 percent.

o        Diluted EPS at 49 cents was 4 cents ahead of last year.

o Debt to total capitalization was 25 percent, the strongest financial position in company history.

o        Free cash flow was strong at $38.0 million, a 38 percent increase.

o        Classic Engineering, Inc. was acquired.

o        A wholly owned manufacturing operation in China was established.

o        Operational excellence initiatives remain on track.

o Fourth quarter results will depend on the pace of new orders, strength and timing of the economic recovery.

"Although the third quarter tends to be weaker than the second quarter due to some business seasonality and slower activity in Europe during the summer holidays, we were pleased with our financial performance. Orders and sales were up versus a year ago and we recorded our fifth consecutive quarter of year-over-year earnings improvement. We had our fourth consecutive quarter of year-over-year organic growth in our businesses, driven by new product introductions in all three segments, as well as our unrelenting focus on operational excellence. During the quarter, IDEX generated record cash flow from operations, acquired Classic Engineering to expand its presence in a strategic market, established a manufacturing operation in China, and continued to invest in new products and new markets. Due to the short cycle nature of our business, the visibility for the fourth quarter and next year is limited. We continue to use all the tools at our disposal to drive growth, profitability and cash generation, positioning IDEX to deliver even stronger performance when the economy picks up."

                                  Dennis K. Williams
                                     Chairman, President and CEO

THIRD QUARTER FINANCIAL HIGHLIGHTS
(in millions, except per share amounts and percentages)

                                                                                 FOR THE QUARTER ENDED
                                                    ---------------------------------------------------------------------------
                                                                            Sept. 30,                         June 30,
                                                     SEPT. 30,      --------------------------       --------------------------
                                                       2003            2002           Change            2003           Change
                                                    ----------      ----------      ----------       ----------      ----------
Orders Written                                      $    193.7      $    188.0               3%      $    204.2              (5)%
Sales                                                    197.3           189.1               4            207.1              (5)
Operating Income                                          28.9            26.9               7             29.6              (2)
Operating Margin                                          14.7%           14.2%             50 bp          14.3%             40 bp
Net Income                                          $     16.5      $     14.8              12%      $     16.9              (3)%
Diluted EPS                                                .49             .45               9              .51              (4)

Other Data
      --Income Before Taxes                         $     25.6      $     22.6              13%      $     26.3              (3)%
      --Depreciation and Amortization                      7.5             7.4               1              7.5               1
      --Interest                                           3.4             4.0             (15)             3.6              (8)
      --EBITDA                                            36.5            34.0               7             37.4              (2)
      --Cash Flow from Operating Activities               43.2            31.7              36             30.2              43
      --Capital Expenditures                               5.2             4.1              28              4.6              13
      --Free Cash Flow                                    38.0            27.6              38             25.6              49


THIRD QUARTER RESULTS EXCEED LAST YEAR; SLIGHTLY BELOW SECOND QUARTER

Sales in the third quarter increased 4 percent to $197.3 million from the prior-year quarter, but were 5 percent lower than this year's second quarter. Compared with last year's third quarter, foreign currency translation provided a nearly 4 percent increase and base business shipments were up slightly. Acquisitions - net of the sales associated with an immaterial product line sold earlier in 2003 - did not affect the year-over-year comparison. Domestic sales in the quarter were 1 percent lower and international sales - net of foreign currency translation - increased 3 percent. Sales to international customers - including the impact of currency translation - were 44 percent of the total, up from 43 percent last year.

Third quarter operating margins were 14.7 percent of sales, 0.5 of a percentage point higher than at this time last year. This improvement resulted from a 0.7 percentage point rise in gross margins, which was partially offset by an increase in selling, general and administrative (SG&A) expenses. The gross margin improvement is largely attributable to the continuing favorable impact of savings realized from the company's Global Sourcing, Six Sigma, Kaizen and Lean Manufacturing initiatives.

Net income at $16.5 million increased 12 percent over last year's third quarter and was within 3 percent of this year's second quarter. Diluted earnings per share of 49 cents improved 4 cents from last year, but were 2 cents lower than the second quarter of this year.

New orders in the quarter totaled $193.7 million, 3 percent higher than the same period in 2002, but 5 percent lower than this year's second quarter. Excluding the impact of foreign currency, the product line sale, and the five acquisitions made since the beginning of 2002 - Halox (April 2002), Rheodyne (July 2002), Wrightech (October 2002), Sponsler (June 2003) and Classic Engineering (September 2003) - orders were 2 percent lower than in the third quarter of 2002 and were 7 percent below this year's second quarter. At September 30, the company had a typical unfilled order backlog of slightly over one month's sales.

YEAR-TO-DATE FINANCIAL HIGHLIGHTS
(in millions, except per share amounts and percentages)

                                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                       ------------------------------------------------
                                                           2003              2002             Change
                                                       ------------      ------------      ------------
Orders Written                                         $      604.0      $      560.8                 8%
Sales                                                         600.0             554.5                 8
Operating Income                                               81.9              77.6                 6
Operating Margin                                               13.7%             14.0%              (30) bp
Net Income                                             $       46.1      $       41.9                10%
Diluted EPS                                                    1.39              1.30                 7

Other Data
      --Income Before Taxes                            $       71.5      $       65.0                10%
      --Depreciation and Amortization                          22.9              22.8                --
      --Interest                                               10.7              12.5               (14)
      --EBITDA                                                105.1             100.3                 5
      --Cash Flow from Operating Activities                    90.3              83.5                 8
      --Capital Expenditures                                   13.6              13.1                 4
      --Free Cash Flow                                         76.7              70.4                 9


YEAR-TO-DATE ORDERS, SALES, NET INCOME AND EPS AHEAD OF LAST YEAR

Sales for the first nine months increased 8 percent to $600.0 million from $554.5 million a year ago. Acquisitions - less the sales impact of the product line sold - accounted for a 1 percent net improvement, foreign currency translation added 5 percent, and base business sales rose 2 percent. Domestic sales were 1 percent lower and international sales - net of foreign currency translation - were 11 percent higher. For the first nine months of the year, international sales - including the impact of currency translation - were 45 percent of total sales versus 42 percent at this time last year.

First nine months' operating margins were 13.7 percent versus 14.0 percent in the prior-year period. This decline was principally attributable to 3 percent lower base sales in the Pump Products Group - net of foreign currency impact - and an increase in SG&A expenses. The higher SG&A expenses reflected recent acquisitions, the deliberate reinvestment in the business to drive organic growth, as well as cost increases including pension and insurance expenses, and certain higher-than-normal expenses incurred in this year's first quarter that are not expected to continue - all of which were partially offset by a 0.7 percentage point improvement in gross margins.

Year-to-date net income of $46.1 million improved 10 percent over last year. Diluted earnings per share of $1.39 rose from $1.30 per share recorded in the first nine months of 2002.

New orders for the nine months totaled $604.0 million and were 8 percent above last year. Excluding the impact of foreign currency translation, the product line sale, and acquisitions made since the beginning of 2002, orders were 1 percent higher than at this time in 2002.

For the year-to-date, the Pump Products Group contributed 56 percent of sales and 53 percent of operating income, the Dispensing Equipment Group accounted for 21 percent of both sales and operating income, and the Other Engineered Products Group represented 23 percent of sales and 26 percent of operating income.

STRONG FINANCIAL POSITION

IDEX ended the quarter with total assets of $953.9 million and working capital of $113.1 million. Total debt decreased $52.3 million during the first nine months of the year to $188.7 million. Free cash flow (cash flow from operating activities less capital expenditures) for the same period was $76.7 million and 1.7-times net income. Year-to-date EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $105.1 million and covered interest expense by almost 10 times. Debt to total capitalization at September 30 was 25 percent, the strongest financial position in company history.

ACQUISITION OF CLASSIC ENGINEERING, INC.

In September, IDEX acquired Classic Engineering, Inc. with sales of $4 million. Based in Jacksonville, Florida, Classic Engineering is a supplier of fully integrated pump and metering systems to chemical companies and municipal water treatment facilities. This company engineers, designs and manufactures a complete line of standard and custom chemical-feed systems for the water, wastewater, chemical OEM, pulp and paper, cement and general industrial markets. Commenting on the acquisition, IDEX Chairman, President and Chief Executive Officer Dennis K. Williams said, "Classic Engineering is a key addition to our Pulsafeeder business, enabling us to provide an engineered solution to our customers' increasing demand for turnkey chemical injection systems. This acquisition reflects our move from a component manufacturer to a total solutions provider in this important segment."

INITIAL PRESENCE IN CHINA

IDEX recently established an initial base of operations in Suzhou, China, just outside of Shanghai. The company's new 65,000-square foot facility is designed to provide assembly and manufacturing capability to service many of IDEX's business units. "We are excited to be on the ground in China and making progress," Williams said. "We produced our first pump in this facility last month. Through this operation, we expect both to export products from China to North America and Europe, and to produce and sell Chinese-manufactured products in Asian markets."

PROGRESS CONTINUES ON CORPORATE INITIATIVES

"We continue to use our long-term initiatives to create top- and bottom-line growth," Williams said. "Our drive for operational excellence is improving the gross margin. Year-to-date savings from Six Sigma, Kaizen and Lean Manufacturing were approximately 75 percent greater from what we saw a year ago, as the business units continue to make the transition from just using the tools to truly running their businesses differently. Global Sourcing saved us $12.1 million in the first nine months versus $8.1 million at this time in 2002, representing a savings of 25 percent versus our prior sources. This process has continued to improve, and we have shortened the time to qualify global suppliers. We also continue to invest in products and markets to increase our organic growth rate."

FOURTH QUARTER RESULTS DEPEND ON PACE OF NEW ORDERS, SPEED OF RECOVERY

Looking ahead, Williams said, "While economic conditions this year have improved somewhat from last year, it's clear that we have not as yet seen a broad-based economic recovery. As anticipated, we had a decrease in sales sequentially as the second quarter tends to be the strongest quarter of the year. The fourth quarter also tends to be seasonally lower than the second quarter and, in recent years, has been lower than the third quarter. As a short-cycle business, our actual fourth quarter financial performance depends on the current pace of incoming orders, and we have very limited visibility of future business conditions. We believe IDEX is well positioned for earnings improvement when the economy improves. This is based on our lower cost levels resulting from restructuring actions; our operational excellence initiatives of Kaizen and Lean Manufacturing, Six Sigma, Global Sourcing and eBusiness; and our use of strong cash flow to cut debt and interest expense. In addition, we continue to pursue strategic acquisitions to drive IDEX's longer-term profitable growth."

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET

IDEX will broadcast its third quarter conference call over the Internet on Thursday, October 16, at 1:30 p.m. CDT. Chairman, President and Chief Executive Officer Dennis K. Williams, and Senior Vice President - Finance and Chief Financial Officer Wayne P. Sayatovic will discuss the company's recent financial performance and respond to questions from the financial analyst community.

IDEX invites interested investors to listen to the presentation, which will be carried live on its Web site at www.idexcorp.com. Access also is available at www.ccbn.com by selecting "Investment Portals" then "Company Boardroom," followed by entering the IDEX ticker symbol "IEX." Replays will be available on both sites through October 30. Those who wish to listen should go to either Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge. Investors also will be able to hear a replay of the call through October 30 by dialing 800-891-8251 (or 402-220-6016 for international participants) and using the passcode "IDEX."

A NOTE ON EBITDA AND FREE CASH FLOW

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash from operating activities less capital expenditures. Management uses these non-GAAP financial measures as internal operating metrics. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flows from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world, pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX

IDEX Corporation is a manufacturer of proprietary pumps and metering products, dispensing equipment, and other engineered products with leading positions in niche markets. Its products are sold to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX."

       FOR FURTHER INFORMATION ON IDEX CORPORATION AND ITS BUSINESS UNITS,
                VISIT THE COMPANY'S WEB SITE AT www.idexcorp.com.